Exhibit 99.1

NEWS RELEASE

Date:	October 11, 2016
Release Time:	5:00 a.m. CDT
Media Contact:	Susan Blair (501) 978-2217
Investor Contact:	Tim Hicks (501) 978-2336

Bank of the Ozarks, Inc. Announces

Record Third Quarter 2016 Earnings

LITTLE ROCK, ARKANSAS:  Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the third quarter of 2016 was a record $76.0 million, a 64.8% increase from $46.1 million for the third quarter of 2015.  Diluted earnings per common share for the third quarter of 2016 were a record $0.66, a 26.9% increase from $0.52 for the third quarter of 2015.

On July 20, 2016, the Company completed its previously announced acquisition of Community & Southern Holdings, Inc. (“C&S”) and its wholly-owned bank subsidiary, Community & Southern Bank. On July 21, 2016, the Company completed its previously announced acquisition of C1 Financial, Inc. (“C1”) and its wholly-owned bank subsidiary, C1 Bank.

For the nine months ended September 30, 2016, net income totaled $182.2 million, a 39.3% increase from net income of $130.8 million for the first nine months of 2015.  Diluted earnings per common share for the first nine months of 2016 were $1.84, a 21.9% increase from $1.51 for the first nine months of 2015.

The Company’s annualized returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the third quarter of 2016 decreased to 1.80%, 12.18% and 16.01%, respectively, compared to 2.05%, 14.46% and 16.44%, respectively, for the third quarter of 2015.  The Company’s annualized returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the first nine months of 2016 decreased to 1.88%, 13.27% and 15.88%, respectively, compared to 2.11%, 14.95% and 17.05%, respectively, for the first nine months of 2015.  The calculation of the Company’s annualized return on average tangible common stockholders’ equity and the reconciliation to generally accepted accounting principles (“GAAP”) are included in the schedules accompanying this release.

George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report our record third quarter results with our two recent acquisitions included.  These transactions bring many strategic benefits to our Company and significant value to our shareholders from the resulting accretion in book value, tangible book value and earnings per common share.  We had an excellent quarter, and the value of these acquisitions, the strength of our organic growth and our pristine asset quality were all clearly on display.”

KEY BALANCE SHEET METRICS

Total loans and leases, including purchased loans, were $14.16 billion at September 30, 2016, a 91.1% increase from $7.41 billion at September 30, 2015.  Non-purchased loans and leases were $8.76 billion at September 30, 2016, a 60.8% increase from $5.45 billion at September 30, 2015.  Purchased loans were $5.40 billion at September 30, 2016, a 175.1% increase from $1.96 billion at September 30, 2015.  The unfunded balance of closed loans increased 77.9% to $8.66 billion at September 30, 2016, compared to $4.86 billion at September 30, 2015.

Deposits were $15.12 billion at September 30, 2016, a 98.8% increase from $7.61 billion at September 30, 2015.  Total assets were $18.45 billion at September 30, 2016, a 97.8% increase from $9.33 billion at September 30, 2015.

Common stockholders’ equity was $2.76 billion at September 30, 2016, a 109.7% increase from $1.31 billion at September 30, 2015.  Tangible common stockholders’ equity was $2.03 billion at September 30, 2016, a 75.5% increase from $1.16 billion at September 30, 2015.  Book value per common share was $22.75 at September 30, 2016, a 52.8% increase from $14.89 at September 30, 2015.  Tangible book value per common share was $16.79 at September 30, 2016, a 27.9% increase from $13.13 at September 30, 2015.  The calculations of the Company’s tangible common stockholders’ equity and tangible book value per common share and the reconciliations to GAAP are included in the schedules accompanying this release.

The Company’s ratio of common stockholders’ equity to total assets was 14.94% at September 30, 2016, compared to 14.09% at September 30, 2015.  Its ratio of tangible common stockholders’ equity to total tangible assets was 11.47% at September 30, 2016, compared to 12.63% at September 30, 2015. The calculation of the Company’s ratio of tangible common stockholders’ equity to total tangible assets and the reconciliation to GAAP are included in the schedules accompanying this release.

NET INTEREST INCOME

Net interest income for the third quarter of 2016 was a record $175.1 million, an 81.7% increase from $96.4 million for the third quarter of 2015.  Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 4.90% for the third quarter of 2016, a decrease of 17 basis points from 5.07% for the third quarter of 2015, but an increase of eight basis points from 4.82% for the second quarter of 2016. Average earning assets were $14.43 billion for the third quarter of 2016, an 86.7% increase from $7.73 billion for the third quarter of 2015.

Net interest income for the first nine months of 2016 was $406.7 million, a 47.6% increase from $275.6 million for the first nine months of 2015.  Net interest margin, on a FTE basis, was 4.88% for the first nine months of 2016, a 40 basis point decrease from 5.28% for the first nine months of 2015.  Average earning assets were $11.32 billion for the first nine months of 2016, a 57.9% increase from $7.17 billion for the first nine months of 2015.

NON-INTEREST INCOME

Non-interest income for the third quarter of 2016 increased 32.0% to $29.2 million compared to $22.1 million for the third quarter of 2015.  Non-interest income for the first nine months of 2016 decreased 3.6% to $71.8 million compared to $74.5 million for the first nine months of 2015.

Service charges on deposit accounts increased 47.2% to a record $10.93 million in the third quarter of 2016 compared to $7.43 million in the third quarter of 2015.  Service charges on deposit accounts increased 26.3% to $26.7 million in the first nine months of 2016 compared to $21.1 million in the first nine months of 2015.

Mortgage lending income increased 43.3% to a record $2.62 million in the third quarter of 2016 compared to $1.83 million in the third quarter of 2015. Mortgage lending income increased 16.7% to $5.96 million in the first nine months of 2016 compared to $5.10 million in the first nine months of 2015.

Trust income increased 4.3% to $1.56 million in the third quarter of 2016 compared to $1.50 million in the third quarter of 2015, but decreased 0.6% compared to $1.57 million in the second quarter of 2016.  Trust income increased 5.7% to $4.64 million in the first nine months of 2016 compared to $4.40 million in the first nine months of 2015.

Bank owned life insurance (“BOLI”) income increased 104.9% to $4.64 million in the third quarter of 2016 compared to $2.26 million in the third quarter of 2015.  BOLI income increased 33.5% to $10.24 million in the first nine months of 2016 compared to $7.67 million in the first nine months of 2015.  BOLI income increased in the quarter just ended and the first nine months of 2016 due to additional BOLI purchases made in 2015 and 2016.  Additionally, during the first nine months (first quarter) of 2015, the Company recognized $2.3 million in BOLI death benefits, and during the first nine months (third quarter) of 2016, the Company recognized $0.8 million in BOLI death benefits.

Other income from purchased loans decreased 15.0% to $4.63 million in the third quarter of 2016 compared to $5.46 million in the third quarter of 2015, but increased 0.8% from $4.60 million in the second quarter of 2016.  Other income from purchased loans decreased 42.4% to $12.3 million in the first nine months of 2016 compared to $21.3 million in the first nine months of 2015.

Net gains on sales of other assets decreased to $0.59 million in the third quarter of 2016 compared to $1.90 million in the third quarter of 2015.  Net gains on sales of other assets decreased to $2.62 million for the first nine months of 2016 compared to $7.29 million for the first nine months of 2015.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2016 increased 73.4% to $78.8 million compared to $45.4 million for the third quarter of 2015. During the third quarter of 2016, the Company incurred approximately $4.3 million of acquisition-related and systems conversion expenses.  During the third quarter of 2015, the Company incurred approximately $2.9 million of acquisition-related and systems conversion expenses and $0.2 million of software and contract termination charges.

The Company’s efficiency ratio (non-interest expense divided by the sum of net interest income FTE and non-interest income) for the third quarter of 2016 was 38.1% compared to 37.6% for the third quarter of 2015.

Non-interest expense for the first nine months of 2016 increased 27.3% to $177.4 million compared to $139.3 million for the first nine months of 2015.  During the first nine months of 2016, the Company incurred approximately $5.6 million of acquisition-related and systems conversion expenses and $0.1 million of software and contract termination charges.  During the first nine months of 2015, the Company incurred approximately $5.7 million of acquisition-related and systems conversion expenses, $1.0 million of software and contract termination charges and $2.5 million of penalties from the prepayment of Federal Home Loan Bank of Dallas advances.

The Company’s efficiency ratio for the first nine months of 2016 was 36.6% compared to 39.0% for the first nine months of 2015.

The increases in the Company’s non-interest expense for both the third quarter and first nine months of 2016 compared to the same periods in 2015 included expenses from additional headcount and banking offices added from the C&S and C1 acquisitions.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Excluding purchased loans, the Company’s ratio of nonperforming loans and leases as a percent of total loans and leases improved to 0.08% at September 30, 2016, its best such ratio as a public company, compared to 0.26% at September 30, 2015 and 0.09% at June 30, 2016.

Excluding purchased loans, the Company’s ratio of nonperforming assets as a percent of total assets was 0.28% at September 30, 2016, compared to 0.41% at September 30, 2015 and 0.25% at June 30, 2016.

Excluding purchased loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases improved to  0.17% at September 30, 2016, its best such ratio as a public company, compared to 0.41% at September 30, 2015 and 0.22% at June 30, 2016.

The Company’s annualized net charge-off ratio for all loans and leases decreased slightly to 0.07% for the third quarter of 2016 compared to 0.08% for the third quarter of 2015, but increased slightly compared to 0.06% for the second quarter of 2016.

The Company’s annualized net charge-off ratio for all loans and leases decreased to 0.06% for the first nine months of 2016 compared to 0.17% for the first nine months of 2015.

The Company’s allowance for non-purchased loan and lease losses was $68.2 million, or 0.78% of total non-purchased loans and leases, at September 30, 2016, compared to $59.0 million, or 1.08% of total non-purchased loans and leases, at September 30, 2015, and $63.9 million, or 0.78% of total non-purchased loans and leases, at June 30, 2016.  The Company had $1.6 million of allowance for its purchased loans at September 30, 2016 compared to none at September 30, 2015 and $1.2 million at June 30, 2016.

CONFERENCE CALL AND TRANSCRIPT

Management will conduct a conference call to discuss its quarterly results at 10:00 a.m. CDT (11:00 a.m. EDT) on October 11, 2016.  Interested parties may listen to this call by dialing 1-844-534-7317 (U.S. and Canada) or 574-990-3009 (internationally) and asking for the Bank of the Ozarks conference call.  A recorded playback of the call will be available for one week following the call at 1-855-859-2056 (U.S. and Canada) or 404-537-3406 (internationally).  The passcode for this playback is 86273127. The call will be available live or in a recorded version on the Company’s website www.bankozarks.com under “Investor Relations.”

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures.  The Company’s management uses these non-GAAP financial measures, specifically return on average tangible common stockholders’ equity, tangible book value per common share and the ratio of total tangible common stockholders’ equity to total tangible assets, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. These measures typically adjust GAAP financial measures to exclude intangible assets. Management believes presentation of these non-GAAP financial measures provides useful supplemental information which contributes to a proper understanding of the financial results and capital levels of the Company. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD-LOOKING STATEMENTS

This release and other communications by the Company include certain “forward-looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time.  Those statements are not guarantees of future results or performance and are subject to certain known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements.  These risks, uncertainties and other factors include, but are not limited to: potential delays or other problems implementing the Company’s growth, expansion and acquisition strategies including delays in identifying sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into and/or close additional acquisitions; problems with, or additional expenses relating to, integrating acquisitions; the inability to realize expected cost savings and/or synergies from acquisitions; problems with managing acquisitions; the effect of the announcements of any future mergers or acquisitions on customer relationships and operating results; the ability to attract new or retain existing or acquired deposits or to retain or grow loans and leases, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, and the effect of such conditions on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values; changes in legal and regulatory requirements, including additional legal and regulatory requirements to which the Company is subject as a result of its total assets exceeding $10 billion; the availability and access to capital; possible downgrades in the Company’s credit ratings or outlook which could increase the costs of funding from capital markets; recently enacted and potential legislation and regulatory actions and the costs and expenses to comply with new legislation and regulatory actions; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; the ability to keep pace with technological changes, including changes regarding maintaining cybersecurity; an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or its customers; adoption of new accounting standards or changes in existing standards; and adverse results (including costs, fines, reputational harm or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions as well as other factors identified in this press release or as detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including those factors included in the disclosures under the headings “Forward-Looking Information” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2015  or its Quarterly Reports on Form 10-Q. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

Bank of the Ozarks, Inc. shares trade on the NASDAQ Global Select Market under the symbol “OZRK.”  The Company owns a state-chartered subsidiary bank that conducts banking operations through 255 offices in Arkansas, Georgia, North Carolina, Texas, Florida, Alabama, South Carolina, California and New York.  The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811.  The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc.

Selected Consolidated Financial Data

(Dollars in Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Income statement data:
Net interest income	$175,150	$96,387	81.7%	$406,705	$275,633	47.6%
Provision for loan and lease losses	7,086	3,581	97.9	13,937	14,205	(1.9)
Non-interest income	29,231	22,138	32.0	71,829	74,475	(3.6)
Non-interest expense	78,781	45,428	73.4	177,395	139,336	27.3
Net income available to common stockholders	76,030	46,128	64.8	182,193	130,798	39.3
Common stock data:
Net income per share - diluted	$0.66	$0.52	26.9%	$1.84	$1.51	21.9%
Net income per share - basic	0.66	0.53	24.5	1.84	1.52	21.1
Cash dividends per share	0.160	0.140	14.3	0.465	0.405	14.8
Book value per share	22.75	14.89	52.8	22.75	14.89	52.8
Tangible book value per share(1)	16.79	13.13	27.9	16.79	13.13	27.9
Diluted shares outstanding (thousands)	115,007	88,454		99,064	86,839
End of period shares outstanding (thousands)	121,134	88,265		121,134	88,265
Balance sheet data at period end:
Assets	$18,451,783	$9,329,216	97.8%	$18,451,783	$9,329,216	97.8%
Non-purchased loans and leases	8,759,766	5,447,278	60.8	8,759,766	5,447,278	60.8
Purchased loans	5,399,831	1,963,078	175.1	5,399,831	1,963,078	175.1
Allowance for loan and lease losses	69,760	59,017	18.2	69,760	59,017	18.2
Foreclosed assets	44,250	24,397	81.4	44,250	24,397	81.4
Investment securities	1,341,894	796,373	68.5	1,341,894	796,373	68.5
Goodwill	657,806	125,918	418.3	657,806	125,918	418.3
Other intangibles - net of amortization	64,347	29,624	117.2	64,347	29,624	117.2
Deposits	15,123,804	7,606,790	98.8	15,123,804	7,606,790	98.8
Repurchase agreements with customers	70,640	80,040	(11.7)	70,640	80,040	(11.7)
Other borrowings	41,978	161,861	(74.1)	41,978	161,861	(74.1)
Subordinated notes	222,420	—	N/A	222,420	—	N/A
Subordinated debentures	118,102	117,544	0.5	118,102	117,544	0.5
Common stockholders’ equity	2,756,346	1,314,517	109.7	2,756,346	1,314,517	109.7
Net unrealized gains on investment securities AFS included in common stockholders' equity	13,636	11,721		13,636	11,721
Loan and lease (including purchased loans) to deposit ratio	93.62%	97.42%		93.62%	97.42%
Selected ratios:
Return on average assets (2)	1.80%	2.05%		1.88%	2.11%
Return on average common stockholders’ equity (2)	12.18	14.46		13.27	14.95
Return on average tangible common stockholders’ equity (1) (2)	16.01	16.44		15.88	17.05
Average common equity to total average assets	14.74	14.17		14.15	14.14
Net interest margin – FTE (2)	4.90	5.07		4.88	5.28
Efficiency ratio	38.07	37.58		36.57	38.96
Net charge-offs to average non-purchased loans and leases (2) (3)	0.06	0.05		0.06	0.17
Net charge-offs to average total loans and leases(2)	0.07	0.08		0.06	0.17
Nonperforming loans and leases to total loans and leases(4)	0.08	0.26		0.08	0.26
Nonperforming assets to total assets(4)	0.28	0.41		0.28	0.41
Allowance for loan and lease losses to total loans and leases(4)	0.78	1.08		0.78	1.08
Other information:
Non-accrual loans and leases(4)	$7,428	$14,021		$7,428	$14,021
Accruing loans and leases - 90 days past due(4)	—	—		—	—
Troubled and restructured loans and leases(4)	—	—		—	—
Impaired purchased loans	6,048	10,019		6,048	10,019

(1)Calculations of tangible book value per common share and return on average tangible common stockholders’ equity and the reconciliations to GAAP are included in the schedules accompanying this release.

(2)Ratios for interim periods annualized based on actual days.

(3)Excludes purchased loans and net charge-offs related to such loans.

(4)Excludes purchased loans and any allowance for such loans, except for their inclusion in total assets.

Bank of the Ozarks, Inc.

Supplemental Quarterly Financial Data

(Dollars in Thousands, Except Per Share Amounts)

Unaudited

	12/31/14	3/31/15	6/30/15	9/30/15	12/31/15	3/31/16	6/30/16	9/30/16
Earnings Summary:
Net interest income	$78,675	$85,489	$93,756	$96,387	$106,518	$112,517	$119,038	$175,150
Federal tax (FTE) adjustment	2,690	2,570	2,552	2,368	2,092	1,911	2,067	2,533
Net interest income (FTE)	81,365	88,059	96,308	98,755	108,610	114,428	121,105	177,683
Provision for loan and lease losses	(6,341)	(6,315)	(4,308)	(3,581)	(5,211)	(2,017)	(4,834)	(7,086)
Non-interest income	27,887	29,067	23,270	22,138	30,540	19,865	22,733	29,231
Non-interest expense	(48,158)	(50,184)	(43,724)	(45,428)	(51,646)	(47,686)	(50,928)	(78,781)
Pretax income (FTE)	54,753	60,627	71,546	71,884	82,293	84,590	88,076	121,047
FTE adjustment	(2,690)	(2,570)	(2,552)	(2,368)	(2,092)	(1,911)	(2,067)	(2,533)
Provision for income taxes	(17,300)	(18,139)	(24,190)	(23,385)	(28,740)	(30,984)	(31,514)	(42,470)
Noncontrolling interest	(11)	(24)	(28)	(3)	(6)	(7)	(21)	(14)
Net income available to common stockholders	$34,752	$39,894	$44,776	$46,128	$51,455	$51,688	$54,474	$76,030
Earnings per common share – diluted	$0.43	$0.47	$0.51	$0.52	$0.57	$0.57	$0.60	$0.66
Non-interest Income:
Service charges on deposit accounts	$7,009	$6,627	$7,088	$7,425	$7,558	$7,657	$8,119	$10,926
Mortgage lending income	1,379	1,507	1,772	1,825	1,713	1,284	2,057	2,616
Trust income	1,493	1,432	1,463	1,500	1,508	1,507	1,574	1,564
BOLI income	1,385	3,623	1,785	2,264	2,412	2,861	2,745	4,638
Other income from purchased loans	4,494	8,908	6,971	5,456	4,790	3,052	4,599	4,635
Net gains on investment securities	78	2,534	85	—	2,863	—	—	—
Gains on sales of other assets	1,912	2,829	2,557	1,905	7,463	1,027	998	594
Gain on termination of FDIC loss share agreements	7,996	—	—	—	—	—	—	—
Other	2,141	1,607	1,549	1,763	2,233	2,477	2,641	4,258
Total non-interest income	$27,887	$29,067	$23,270	$22,138	$30,540	$19,865	$22,733	$29,231
Non-interest Expense:
Salaries and employee benefits	$19,488	$22,597	$22,646	$21,207	$21,504	$23,362	$24,921	$38,069
Net occupancy expense	6,528	7,291	7,344	8,076	8,537	8,531	8,388	11,669
Other operating expenses	20,610	18,700	12,094	14,448	19,879	14,067	16,062	26,447
Amortization of intangibles	1,532	1,596	1,640	1,697	1,726	1,726	1,557	2,596
Total non-interest expense	$48,158	$50,184	$43,724	$45,428	$51,646	$47,686	$50,928	$78,781
Allowance for Loan and Lease Losses:
Balance at beginning of period	$49,606	$52,918	$54,147	$56,749	$59,017	$60,854	$61,760	$65,133
Net charge-offs	(3,029)	(5,086)	(1,706)	(1,313)	(3,374)	(1,111)	(1,461)	(2,459)
Provision for loan and lease losses	6,341	6,315	4,308	3,581	5,211	2,017	4,834	7,086
Balance at end of period	$52,918	$54,147	$56,749	$59,017	$60,854	$61,760	$65,133	$69,760
Selected Ratios:
Net interest margin – FTE(1)	5.53%	5.42%	5.37%	5.07%	4.98%	4.92%	4.82%	4.90%
Efficiency ratio	44.08	42.85	36.56	37.58	37.12	35.51	35.41	38.07
Net charge-offs to average non-purchased loans and leases(1) (2)	0.17	0.37	0.12	0.05	0.22	0.06	0.05	0.06
Net charge-offs to average total loans and leases(1)	0.24	0.36	0.11	0.08	0.17	0.05	0.06	0.07
Nonperforming loans and leases to total loans and leases(3)	0.53	0.33	0.34	0.26	0.20	0.15	0.09	0.08
Nonperforming assets to total assets(3)	0.87	0.56	0.49	0.41	0.37	0.29	0.25	0.28
Allowance for loan and lease losses to total loans and leases(3)	1.33	1.26	1.19	1.08	0.91	0.80	0.78	0.78
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases (3)	0.79	0.57	0.50	0.41	0.28	0.23	0.22	0.17

(1)Ratios for interim periods annualized based on actual days.

(2)Excludes purchased loans and net charge-offs related to such loans.

(3)Excludes purchased loans and any allowance for such loans, except for their inclusion in total assets.

Bank of the Ozarks, Inc.

Average Consolidated Balance Sheets and Net Interest Analysis – FTE

Unaudited

	Three Months Ended September 30,						Nine Months Ended September 30,
	2016			2015			2016			2015
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$58,786	$133	0.90%	$2,309	$8	1.39%	$22,860	$151	0.89%	$2,578	$35	1.82%
Investment securities:
Taxable	615,459	3,102	2.01	369,189	3,254	3.50	391,998	7,814	2.66	361,879	9,969	3.68
Tax-exempt – FTE	562,511	6,999	4.95	414,785	6,584	6.30	439,612	18,013	5.47	434,673	20,623	6.34
Non-purchased loans and leases – FTE	8,499,333	109,448	5.12	5,016,009	62,751	4.96	7,770,259	294,616	5.06	4,528,130	170,029	5.02
Purchased loans	4,695,139	77,208	6.54	1,926,236	33,255	6.85	2,696,890	132,942	6.58	1,844,463	101,877	7.38
Total earning assets – FTE	14,431,228	196,890	5.43	7,728,528	105,852	5.43	11,321,619	453,536	5.35	7,171,723	302,533	5.64
Non-interest earning assets	2,418,569			1,202,915			1,636,012			1,101,343
Total assets	$16,849,797			$8,931,443			$12,957,631			$8,273,066
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$6,865,627	$6,086	0.35%	$3,766,749	$2,230	0.23%	$5,412,015	$13,866	0.34%	$3,377,490	$5,418	0.21%
Time deposits of $100,000 or more	2,967,149	6,012	0.81	1,210,629	1,554	0.51	2,180,783	13,099	0.80	1,190,189	4,225	0.47
Other time deposits	1,713,471	2,437	0.57	932,608	850	0.36	1,340,744	5,633	0.56	867,799	2,445	0.38
Total interest bearing deposits	11,546,247	14,535	0.50	5,909,986	4,634	0.31	8,933,542	32,598	0.49	5,435,478	12,088	0.30
Repurchase agreements with customers	59,910	22	0.15	75,745	20	0.11	62,156	64	0.14	73,975	56	0.10
Other borrowings	42,004	286	2.71	161,885	1,459	3.58	48,628	880	2.42	170,678	4,605	3.61
Subordinated notes	222,369	3,259	5.83	—	—	—	81,159	3,542	5.83	—	—	—
Subordinated debentures	118,028	1,105	3.72	117,469	984	3.32	117,889	3,237	3.67	109,488	2,661	3.25
Total interest bearing liabilities	11,988,558	19,207	0.64	6,265,085	7,097	0.45	9,243,374	40,321	0.58	5,789,619	19,410	0.45
Non-interest bearing liabilities:
Non-interest bearing deposits	2,303,728			1,350,466			1,819,530			1,266,826
Other non-interest bearing liabilities	71,132			47,005			57,609			43,325
Total liabilities	14,363,418			7,662,556			11,120,513			7,099,770
Common stockholders’ equity	2,483,181			1,265,619			1,833,933			1,169,885
Noncontrolling interest	3,198			3,268			3,185			3,411
Total liabilities and stockholders’ equity	$16,849,797			$8,931,443			$12,957,631			$8,273,066
Net interest income – FTE		$177,683			$98,755			$413,215			$283,123
Net interest margin – FTE			4.90%			5.07%			4.88%			5.28%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Bank of the Ozarks, Inc.

Calculation of Average Tangible Common

Stockholders’ Equity and the Return on

Average Tangible Common Stockholders’ Equity

Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Dollars in thousands)
Net income available to common stockholders	$76,030	$46,128	$182,193	$130,798
Average common stockholders’ equity before noncontrolling interest	$2,483,181	$1,265,619	$1,833,933	$1,169,885
Less average intangible assets:
Goodwill	(538,583)	(123,681)	(264,306)	(115,376)
Other intangible assets, net of accumulated amortization	(55,693)	(28,807)	(36,844)	(28,927)
Total average intangibles	(594,276)	(152,488)	(301,150)	(144,303)
Average tangible common stockholders’ equity	$1,888,905	$1,113,131	$1,532,783	$1,025,582
Return on average common stockholders’ equity(1)	12.18%	14.46%	13.27%	14.95%
Return on average tangible common stockholders’ equity(1)	16.01%	16.44%	15.88%	17.05%

(1)Ratios for interim periods annualized based on actual days.

Bank of the Ozarks, Inc.

Calculation of Tangible Common

Stockholders’ Equity and Tangible

Book Value per Common Share

Unaudited

	September 30,
	2016	2015
	(In thousands, except per share amounts)
Total common stockholders’ equity before noncontrolling interest	$2,756,346	$1,314,517
Less intangible assets:
Goodwill	(657,806)	(125,918)
Other intangible assets, net of accumulated amortization	(64,347)	(29,624)
Total intangibles	(722,153)	(155,542)
Total tangible common stockholders’ equity	$2,034,193	$1,158,975
Shares of common stock outstanding	121,134	88,265
Book value per common share	$22.75	$14.89
Tangible book value per common share	$16.79	$13.13

Bank of the Ozarks, Inc.

Calculation of Total Tangible Common Stockholders’

Equity and the Ratio of Total Tangible Common

Stockholders’ Equity to Total Tangible Assets

Unaudited

	September 30,
	2016	2015
	(Dollars in thousands)
Total common stockholders’ equity before noncontrolling interest	$2,756,346	$1,314,517
Less intangible assets:
Goodwill	(657,806)	(125,918)
Other intangible assets, net of accumulated amortization	(64,347)	(29,624)
Total intangibles	(722,153)	(155,542)
Total tangible common stockholders’ equity	$2,034,193	$1,158,975
Total assets	$18,451,783	$9,329,216
Less intangible assets:
Goodwill	(657,806)	(125,918)
Other intangible assets, net of accumulated amortization	(64,347)	(29,624)
Total intangibles	(722,153)	(155,542)
Total tangible assets	$17,729,630	$9,173,674
Ratio of total common stockholders’ equity to total assets	14.94%	14.09%
Ratio of total tangible common stockholders’ equity to total tangible assets	11.47%	12.63%